Exhibit 99.1
For Immediate Release
THE ORCHARD WINS BID TO ACQUIRE TVT RECORDS
NEW YORK – June 20, 2008 – The Orchard (NASDAQ: ORCD), a global leader in digital music and entertainment, and TVT Records, one of America’s premier independent labels, today announced that The Orchard was selected as the winning bidder in a bankruptcy auction held yesterday in New York City to purchase TVT Records. Under the terms of its bid, The Orchard would assume control of TVT’s catalogue of recorded masters, artist contracts and physical record distribution infrastructure, among other assets, but excluding its holdings in its music publishing subsidiary.
The acquisition is expected to close on or before July 3rd, 2008, although there can be no assurances that the transaction will close as it is subject to court approval, customary closing conditions and finalization of the purchase agreement between the parties.
Commenting on the purchase, The Orchard’s President and Chief Executive Officer Greg Scholl said, “TVT has been a pioneering independent label that has operated since its inception proudly outside of the traditional music industry, and that pioneering spirit is a great fit with The Orchard’s mission and mandate.  Along with a great catalogue of chart-topping music, TVT has a formidable artist roster, with major hip-hop talents and a phenomenal pipeline of developing artists.  We look forward to working with these artists, and where it makes sense, in conjunction with other Orchard clients and partners, to support their artistic vision and maximize their commercial potential.”
TVT Records President Steve Gottlieb said, “After 23 years and 25 plus Gold and Platinum releases, I am delighted to see TVT’s catalogue and roster move to a company so deeply engaged in developing the digital future of the music business. My energies will now focus on the continued growth of TVT Music as a premier music publisher, as well as following on with my consulting and co-investing with VC’s in early stage internet ventures.”
About The Orchard®
The Orchard (NASDAQ: ORCD) controls and globally distributes more than 1.1 million songs and over 3,000 hours of video programming through hundreds of digital stores (e.g. iTunes, eMusic, Google, Netflix) and mobile carriers (e.g. Verizon, Vodafone, Bell Canada, Moderate, 3). With operations in 28 countries, The Orchard drives sales for its label, retailer, brand, and agency clients through innovative marketing and promotional campaigns; brand entertainment programs; and film, advertising, gaming and television licensing. A pioneer in digital music and media services, The Orchard fosters creativity and independence. For more information, please visit us at www.theorchard.com.
The Orchard is a registered trademark and The Orchard logo is a service mark of Orchard Enterprises NY, Inc. All Rights Reserved.
About TVT Records
Founded by Steve Gottlieb, TVT Records has been a leading independent music label since its inception in 1985. The label introduced the world to such groundbreaking artists as Nine Inch Nails, Ja Rule and Lil Jon and has earned over 25 Gold, platinum and multi-platinum records.  Billboard Magazine recognized TVT as the number one independent record label for five consecutive years (2001 — 2006). The label’s current roster includes Lil Jon, Ying Yang Twins, Pitbull, Default, Ambulance LTD, Yo Gotti, Keke Wyatt, The Polyphonic Spree, The Cinematics, The Holloways, Bobaflex, New Year’s Day and more.
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Forward Looking Statements
This release may contain certain forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, (i) the ability of The Orchard to capitalize on its business strategy, (ii) the ability of The Orchard to take advantage of opportunities for revenue expansion, and (iii) management’s ability to continue to reduce costs following the merger. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in The Orchard’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission.
Contact:
Deana Graffeo
The Orchard
t. +1 (646) 237-3780
m. +1 (917) 374-3857
e. dgraffeo@theorchard.com